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LEASE AGREEMENT


        This Lease (Lease) dated as of March 1, 1997, is entered between RAJ K. SHARMA (LANDLORD) and FEATHER RIVER STATE BANK (TENANT).

Section 1. Premises.

Landlord leases to Tenant and Tenant leases from Landlord the partially improved land situated at the northeast corner of Highway 65 and Second Street in the City of Wheatland, California (also referred to as 114 "D" Street, Wheatland, California).

Section 2. Term.

The term of this Lease is for six (6) months (Term), commencing on March 6, 1997, and ending on August 31, 1997. Tenant shall have the option to renew this Lease for six (6) additional one (1) month terms, on the same terms and conditions.

Section 3. Rental Terms.

(a) The minimum monthly rent shall be Eleven hundred ($1100) (Rent) per month, payable in advance to Landlord, on or before the first of the month commencing on March 1, 1997, at the address of Landlord stated in this Lease or at another location Landlord may designate.

(b) Utilities as additional rent. Tenant agrees to pay, as additional rent, electric and any gas utilities for the Premises. Landlord shall provide Tenant with a copy of the utility bill for any period during the Lease Term and Tenant shall promptly pay the utility bill for the the Premises upon receipt. Water and sewer shall be the responsibility of Landlord. Telephone service, waste disposal, and any other utilities used by the Tenant at the Leased Premises shall be the responsibility of Tenant.

Section 4. Use.

        The Premises are to be used for a temporary bank office and parking and no part of the Premises shall be used for any different purpose. Tenant shall not do or permit any act to be done that will increase the existing rate or cause cancellation of insurance on the Premises or will cause a substantial increase in utility services normally supplied to the Premises. Tenant shall comply with all statutes, ordinances, regulations, and other requirements of all governmental entities that pertain to the occupancy or use of the Premises, and with all rules and regulations that are adopted by Landlord for the safety, care, and cleanliness of the Premises and the preservation of good order on the Premises. There rules and regulations are expressly made a part of this Lease.

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                This Lease between Stonewood Office Plaza a Co Tenancy
("Landlord"), and Feather River State Bank a corporation, ("Tenant"), is dated 9/18/97, 19___.

1.      LEASE OF PREMISES.

In consideration of the Rent (as defined at Section 5.4) and the provisions of this Lease, Landlord Leases to Tenant and Tenant leases from Landlord the Premises shown by diagonal lines on the floor plan attached hereto as Exhibit "A," and further described at Section 2I. The Premises are located within the Building and Project described in Section 2m. Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees, to use of the Common Areas (as defined at Section 2e).

2.      DEFINITIONS

As used in this Lease, the following terms shall have the  following meanings:

a.      Base Rent (initial) $13,365.00 per year.

b.      Base Year: The Calendar year of 1997.

c.      Broker(s)
                Landlord's: n/a
                Tenant's: n/a


d.      Commencement Date: 10/1/97

e. Common Areas: the building lobbies, common corridors and hallways, restrooms, garage and parking areas, stairways, elevators and other generally understood public or common areas. Landlord shall have the right to regulate or restrict the use of the Common Areas.

f.      Expense Stop: (fill in if applicable): $ n/a

g. Expiration Date: 9/30/99, unless otherwise sooner terminated in accordance with the provisions of this Lease.

h. Index (Section 5.2): United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, n/a Average, Subgroup "All Items" (1967=100).

i.      Landlord's Mailing Address:     Anderson and Associates
                                        7777 Greenback Lane #107
                                        Citrus Heights, Ca. 95610

        Tenant's Mailing Address:       PO Box 929002
                                        Yuba City, Ca.  95992

j.      Monthly Installments of Base Rent (initial):  $1,113.75 per month.

k.      Parking:

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         2 reserved stalls #55 & 56


l. Premises: that portion of the Building containing approximately 825 square feet of Rentable Area, shown by diagonal lines on Exhibit "A," located on the first floor of the Building and known as Suite 111.

m. Project: the building of which the Premises are a part (the "Building") and any other buildings or improvements on the real property (the "Property") located at 6929 Sunrise Blvd., Citrus Heights, Ca. 95610.